Contact:        Mark Marinovich                David C. Collins, Kathy Holmes
                WAVE SYSTEMS CORP.             JAFFONI & COLLINS INCORPORATED
                408-261-9510                   212-835-8500
                mmarinovich@wavesys.com        collins@jcir.com

For Immediate Release
March 16, 1998

                          WAVE COMPLETES $3.0 MILLION
                               PRIVATE PLACEMENT

Lee, MA -Wave Systems Corp. (OTC BB: WAVX; http://wave.com/company) today announced that it has completed a private placement of $3.0 million in 6% Series G Convertible Preferred Shares to one accredited investor pursuant to Regulation D of the Securities Act of 1933.

Proceeds from the financing will fund Wave's working capital needs, including accelerated sales and marketing efforts aimed at extending and supporting the Company's relationships with leading computer hardware OEMs and electronic content providers. The transaction was facilitated by Wharton Capital, a New York based financial consulting firm.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.



Wave Systems Corp., formed in 1988 by Peter Sprague, former Chairman of National Semiconductor, has developed a unique distributed information metering and transaction processing service, called the Wave System, for use in the sale and distribution of a wide range of electronic content for consumer entertainment and education applications. The Wave System gives content providers security and flexible transaction models and consumers the convenience and control of obtaining content via the Internet through Wave's Great Stuff Network (http://www.great-stuff.com), and planned CD-ROM and broadband delivery channels. For more information, visit Wave's corporate web site at http://www.wave.com/company.


Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to fund operations, the loss of market share, changes in consumer buying habits and other factors over which Wave Systems Corp. has little or no control.

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